Exhibit 99.1

VCA Inc. and Abaxis, Inc. Announce Long-Term Product Supply Agreement and a Co-Marketing Agreement for Laboratory Services, VetScan Chemistry Analyzers and Reagent Discs

LOS ANGELES--(BUSINESS WIRE)--May 12, 2014--VCA Inc. (Nasdaq: WOOF), a leading animal healthcare company in the United States and Canada, and Abaxis, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today jointly announced they have entered into two long-term agreements, the first a long-term product supply agreement for VCA’s Animal Hospitals and the second a co-marketing agreement with VCA’s Antech Diagnostic reference laboratories.

Under the long-term product supply agreement VCA will purchase VetScan VS2 chemistry analyzers and diagnostic reagent discs from Abaxis for placement in the majority of VCA’s more than 600 animal hospitals located in North America.

Additionally, VCA and Abaxis have entered into a non-exclusive co-marketing relationship to capitalize on new growth opportunities within the animal healthcare industry. Representatives from Abaxis and Antech Diagnostics will work together in providing complete state-of-the-art diagnostic solutions to better offer veterinary practices throughout North America the ability to combine Antech Diagnostic laboratory services with the use of VetScan VS2 chemistry analyzers.

Bob Antin, chairman, president and chief executive officer of VCA, commented, “We are excited by the greater access our veterinarians will now have to Abaxis’ state-of-the-art diagnostic technology as we work towards our core mission of providing quality veterinary care to our patients and peace of mind for our pet owner clients.

“We also see great potential benefit in strengthening the relationship between two demonstrated leaders in veterinary diagnostics by joining the sales and marketing capabilities of Antech Diagnostics and Abaxis. We are confident that this relationship will further the goals of both companies in providing a comprehensive suite of diagnostic solutions to the veterinary community. We look forward to working with Abaxis for many years to come.”

Clint Severson, chairman, president and chief executive officer of Abaxis, said, “We are pleased to be entering into this long-term supply agreement with VCA. As the leader in the veterinary hospital industry VCA enjoys a well-deserved reputation of providing compassionate care and delivering excellent patient outcomes for pet owners throughout the United States. We are pleased to provide VCA Animal Hospitals the leading-edge diagnostic technology to enhance their ability to provide patient care on an even more timely and cost-effective manner.”

Mr. Severson added, “This co-marketing agreement with Antech Diagnostics creates new and exciting opportunities for in-house testing and reference laboratory services that can now be utilized by any type of veterinary practice, be it single doctor, multi-doctor or specialty practice. Working together, both companies are now better positioned to generate incremental new business and to expand market share in their respective markets. We believe this will be a mutually beneficial agreement for the next decade and we are excited with the possibilities ahead.”

About VCA/Antech Diagnostics

VCA owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, is the largest provider of online communication, professional education and marketing solutions to the veterinary community, and supplies diagnostic imaging equipment to the veterinary industry. For further information on VCA, visit its website at www.vcaantech.com.

Antech Diagnostic services more than 16,000 animal hospitals throughout North America through its network of more than 50 reference laboratories in the United States and Canada. Antech Diagnostic offers over 300 different tests in chemistry, pathology, endocrinology, serology, hematology, and microbiology and provides its clients with expert telemedicine with access to more than 400 board-certified specialists 24/7. For further information on Antech Diagnostics, visit its website at www.antechdiagnostics.com.

About Abaxis

Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer. The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections, Parvovirus, Giardia and Lyme disease. For more information, visit http://www.abaxis.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Among the forward-looking statements in this press release are statements addressing our future plans or expectations, future product offerings and results of operation. These forward-looking statements are not historical facts and are inherently uncertain and out of our control. Any or all of our forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Among other factors that could cause our actual results to differ from this forward-looking information are: the continued effects of the economic uncertainty prevailing in regions in which we operate; our ability to execute on our growth strategy and to manage acquired operations; changes in demand for our products and services; fluctuations in our revenue adversely affecting our gross profit, operating income and margins; and the effects of the other factors discussed in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC.

CONTACT:
VCA Antech, Inc.
Tomas W. Fuller
Chief Financial Officer
310-571-6505